Exhibit 23
Consent of Independent Registered Public Accounting Firm
Intermountain Community Bancorp
Sandpoint, Idaho
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117265, 333-121266, and 333-132835) of Intermountain Community Bancorp of our reports dated March 19, 2010, relating to the consolidated financial statements, and the effectiveness Intermountain Community Bancorp’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ BDO Seidman, LLP
Spokane, Washington
March 19, 2010